Exhibit 99.3

Welcome to the All Associate Town Hall April 8, 2015

What We Announced A fund managed by New Mountain Capital L.L.C. will acquire Zep Inc. in a “going private” transaction Agreement unanimously approved by Board Zep Inc. stockholders to receive $20.05 in cash for each share Transaction valued at approximately $692 million Expected to close in 3rd calendar quarter of 2015 © 2015 Zep Inc. All rights reserved. 2

The Right Partner for Zep Inc. New Mountain Capital is a New York-based private equity firm that invests in market leaders in sustainable growth industries Strong investor with substantial resources and extensive financial and operational expertise Works intensively with management to raise business to higher level of performance Knows our business and industry well Recognizes our growth potential and your significant contributions © 2015 Zep Inc. All rights reserved. 3

Building a Stronger Future for Zep Inc. Transaction is about creating additional growth opportunities Partnering with New Mountain Capital will allow us to Continue to deliver the high quality products and services our customers have come to expect from us Provide you with additional opportunities from future growth and business building © 2015 Zep Inc. All rights reserved. 4

What This Means for You Until process is complete, Zep Inc. remains independent Important to stay focused and continue to deliver exceptional products and services to our customers © 2015 Zep Inc. All rights reserved. 5

Thank You This announcement marks an important milestone in our history Thank you for your continued dedication and hard work Any questions? © 2015 Zep Inc. All rights reserved. 6

Additional Information and Where to Find It This presentation may be deemed to be solicitation material in respect of the proposed acquisition of Zep Inc. by New Mountain Capital and its affiliates. In connection with the proposed merger, Zep Inc. will file with the Securities and Exchange Commission (the “SEC”) and furnish to its stockholders a proxy statement and other relevant documents. This filing does not constitute a solicitation of any vote or approval. BEFORE MAKING ANY VOTING DECISION, ZEP INC.’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors will be able to obtain a free copy of the proxy statement, when available, and other relevant documents filed by Zep Inc. with the SEC at the SEC’s website at www.sec.gov. In addition, investors may obtain a free copy of the proxy statement, when available, and other relevant documents from Zep Inc.’s website at www.zepinc.com or by directing a request to: Zep Inc., 1310 Seaboard Industrial Blvd., NW, Atlanta, GA 30318, Attn: Investor Relations, (404) 352-1680.

Participants in the Solicitation Zep Inc. and its directors, executive officers and certain other members of management and employees of Zep Inc. may be deemed to be “participants” in the solicitation of proxies from the stockholders of Zep Inc. in connection with the proposed merger. Information regarding the interests of the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of Zep Inc. in connection with the proposed merger, which may be different than those of Zep Inc.’s stockholders generally, will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. Stockholders can find information about Zep Inc. and its directors and executive officers and their ownership of Zep Inc.’s common stock in Zep Inc.’s annual report on Form 10-K for the fiscal year ended August 31, 2014 and in its definitive proxy statement for its most recent annual meeting of stockholders, which was filed with the SEC on November 20, 2014, and in Forms 4 of directors and executive officers filed with the SEC subsequent to that date. Additional information regarding the interests of such individuals in the proposed merger will be included in the proxy statement relating to the merger when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and Zep Inc.’s website at www.zepinc.com.

9 © 2015 Zep Inc. All rights reserved.